UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 30, 2015

ENTERPRISE PRODUCTS PARTNERS L.P.
(Exact name of registrant as specified in its charter)

Delaware	1-14323	76-0568219
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

1100 Louisiana Street, 10th Floor, Houston, Texas	77002
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (713) 381-6500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.  Results of Operations and Financial Condition.

On April 30, 2015, Enterprise Products Partners L.P. (“Enterprise”) (NYSE:EPD) issued a press release announcing its financial and operating results for the three months ended March 31, 2015, and will hold a webcast conference call discussing those results.  A copy of the earnings press release is furnished as Exhibit 99.1 to this Current Report, which is hereby incorporated by reference into this Item 2.02. The webcast conference call will be archived and available for replay on Enterprise’s website at www.enterpriseproducts.com for 90 days.

Item 8.01.  Other Events.

The information presented in this Item 8.01 has not been reviewed by our independent auditors and is subject to revision as we prepare our unaudited condensed consolidated financial statements as of and for the three months ended March 31, 2015.  This information is not a comprehensive statement of our financial results for the quarterly period ended March 31, 2015, and our actual results may differ materially from these estimates as a result of the completion of our financial closing process, final adjustments (if any) and other developments arising between now and the time that our financial results for the three months ended March 31, 2015 are finalized.

References to “Oiltanking” and “Oiltanking GP” in this Current Report mean Oiltanking Partners, L.P.  and OTLP GP, LLC, respectively.  In October 2014, we acquired (a) approximately 65.9% of the limited partner interests of Oiltanking, (b) all of the member interests of Oiltanking GP (the general partner of Oiltanking) and (c) the incentive distribution rights of Oiltanking held by Oiltanking GP from Oiltanking Holding Americas, Inc. as Step 1 of a two-step acquisition of Oiltanking.  In February 2015, we completed Step 2 of this acquisition with our issuance of approximately $1.4 billion of non-cash equity consideration to acquire the noncontrolling interests of Oiltanking.   See “Significant Recent Developments” within this Item 8.01 for additional information regarding the Oiltanking acquisition.

Condensed Consolidated Financial Highlights – First Quarter 2015 Results (Unaudited)

On April 30, 2015, Enterprise announced its consolidated financial results for the three months ended March 31, 2015.  The following table presents condensed consolidated financial highlights for the periods and at the dates indicated (dollars in millions, except per unit amounts):

	For the Three Months Ended March 31,
	2015	2014
	(Unaudited)
Selected Income Statement Data:
Revenues	$7,472.5	$12,909.9
Costs and expenses	6,665.7	11,933.7
Equity in income of unconsolidated affiliates	89.2	56.5
Operating income	896.0	1,032.7
Interest expense	239.1	220.9
Provision for income taxes	6.8	4.8
Net income	650.6	806.7
Net income attributable to noncontrolling interests	14.5	7.9
Net income attributable to limited partners	636.1	798.8

Earnings per unit, fully diluted	$0.32	$0.43

Non-GAAP Gross Operating Margin by Segment:
NGL Pipelines & Services	$695.2	$780.0
Onshore Natural Gas Pipelines & Services	204.5	220.4
Onshore Crude Oil Pipelines & Services	214.0	159.7
Offshore Pipelines & Services	46.1	39.3
Petrochemical & Refined Products Services	174.6	130.4
Total gross operating margin	$1,334.4	$1,329.8

	March 31,	December 31,
	2015	2014
	(Unaudited)
Selected Balance Sheet Data:
Cash and cash equivalents (unrestricted)	$81.1	$74.4
Total assets	46,505.3	47,100.7
Total debt principal outstanding, including current maturities	21,620.7	21,389.2
Partners’ equity	19,835.7	18,063.2
Noncontrolling interests	222.4	1,629.0

All earnings per unit and other unit-related information contained in this Current Report reflect a two-for-one split of our common units that occurred in August 2014.   In addition, earnings per unit amounts discussed in this Item 8.01 are on a fully diluted basis.

For the first quarter of 2015, distributions received from unconsolidated affiliates were $134 million and depreciation, amortization and accretion expenses totaled $367 million.  In addition, for the first quarter of 2015, our total capital investments were approximately $2.3 billion, which includes approximately $1.4 billion of non-cash equity consideration we issued in February 2015 in connection with Step 2 of our acquisition of Oiltanking and $51 million of sustaining capital expenditures.

Highlights of First Quarter of 2015 Segment Results.  Net income for the first quarter of 2015 was $651 million compared to $807 million for the first quarter of 2014.  On a fully diluted basis, net income attributable to limited partners for the first quarter of 2015 was $0.32 per unit compared to $0.43 per unit for the first quarter of 2014.  Results for the first quarter of 2014 included $90 million, or $0.05 per unit, of net gains from asset sales and insurance recoveries.  The first quarters of 2015 and 2014 included non-cash asset impairment charges of $33 million, or $0.02 per unit, and $9 million, or less than $0.01 per unit, respectively.

Gross operating margin for the first quarters of 2015 and 2014 was $1.33 billion. The following information highlights significant changes in our comparative segment results (i.e., gross operating margin amounts) and the primary drivers of such changes.

NGL Pipelines & Services – Gross operating margin for the NGL Pipelines & Services segment was $695 million for the first quarter of 2015 compared to $780 million for the same quarter of 2014.

Enterprise’s natural gas processing and related natural gas liquids (“NGL”) marketing business generated gross operating margin of $240 million for the first quarter of 2015 compared to $349 million for the first quarter of 2014.  Gross operating margin from Enterprise’s NGL marketing activities decreased $59 million primarily due to lower sales margins.  In the first quarter of 2015, more volume in the LPG, or liquefied petroleum gas, export business was associated with long-term, fee-based contracts compared to higher-margin spot business in the first quarter of 2014.  Gross operating margin from the partnership’s natural gas processing plants decreased by $50 million primarily due to lower natural gas processing margins.  Enterprise’s natural gas processing plants reported fee-based processing volumes of 4.8 billion cubic feet per day (“Bcf/d”) in the first quarter of 2015 compared to 4.7 Bcf/d in the first quarter of 2014.  Enterprise’s equity NGL production was 134 thousand barrels per day (“MBPD”) for the first quarter of 2015 compared to 137 MBPD for the first quarter of 2014.

Gross operating margin from the partnership’s NGL pipelines and storage business increased $38 million, or 13 percent, to $328 million for the first quarter of 2015 from $290 million for the first quarter of 2014.  NGL transportation volumes were 2.7 million barrels per day (“BPD”) for the first quarter of 2015 compared to 2.8 million BPD for the same quarter in 2014.  Gross operating margin from the partnership’s NGL import/export terminal on the Houston Ship Channel and a related pipeline increased by $21 million for the first quarter of 2015 compared to the first quarter of 2014, of which $15 million of the increase was attributable to assets acquired in the Oiltanking transaction.

The partnership’s ATEX ethane pipeline generated gross operating margin of $36 million for the first quarter of 2015, a $5 million increase compared to the first quarter of last year.  The ATEX pipeline transported approximately 52 MBPD of ethane during the first quarter of 2015 compared to 30 MBPD in the first quarter of 2014.

The Texas Express pipeline and gathering system and the Front Range NGL pipeline reported an $8 million increase in aggregate gross operating margin for the first quarter of 2015 compared to the first quarter of 2014.  Total volumes on these systems increased to 76 MBPD in the first quarter of 2015 compared to 28 MBPD in the first quarter of last year.  The Texas Express pipeline and gathering system commenced operations in November 2013 while the Front Range pipeline began operations in February 2014.

Enterprise’s NGL fractionation business reported gross operating margin of $127 million for the first quarter of 2015, a $14 million decrease compared to $141 million reported for the first quarter of last year primarily due to lower fractionation and product blending revenues associated with lower energy commodity prices.  Total fractionation volumes for the first quarter of 2015 were 798 MBPD compared to 792 MBPD in the first quarter of 2014.

Onshore Natural Gas Pipelines & Services – Enterprise’s Onshore Natural Gas Pipelines & Services segment reported gross operating margin of $205 million for the first quarter of 2015 compared to $220 million for the first quarter of 2014.  Total onshore natural gas transportation volumes were 12,503 billion British thermal units per day (“BBtus/d”) for the first quarter of 2015 compared to 12,520 BBtus/d for the first quarter of last year.

The Texas Intrastate system reported gross operating margin of $94 million for the first quarter of 2015, a $12 million decrease compared to $106 million for the first quarter of last year primarily due to higher operating expenses and lower revenue from the sales of condensate.  Natural gas pipeline volumes for the Texas Intrastate system were 5,184 BBtus/d in the first quarter of 2015 compared to 4,879 BBtus/d for the first quarter of 2014.

The San Juan natural gas gathering system reported an $8 million decrease in gross operating margin to $16 million for the first quarter of 2015 compared to the first quarter of 2014 primarily due to lower average fees from contracts that are indexed to natural gas prices and lower revenues from the sales of condensate.  Natural gas gathering volumes for the San Juan system were 1,230 BBtus/d in the first quarter of 2015 compared to 1,253 BBtus/d in the first quarter of last year.

The Jonah gathering system reported gross operating margin of $32 million for the first quarter of 2015 compared to $27 million for the same quarter of 2014.  Natural gas pipeline volumes on the Jonah gathering system increased to 1,653 BBtus/d for the first quarter of 2015 compared to 1,550 BBtus/d for the first quarter of 2014.

Onshore Crude Oil Pipelines & Services – Gross operating margin from the partnership’s Onshore Crude Oil Pipelines & Services segment increased by 34 percent, or $54 million, to $214 million for the first quarter of 2015 from $160 million for the first quarter of 2014.  Total onshore crude oil transportation volumes were 1.4 million BPD for the first quarter of 2015 compared to 1.3 million BPD for the first quarter of 2014.

Gross operating margin for this segment increased by $25 million associated with the partnership’s Houston Ship Channel oil terminals that were a part of the Oiltanking acquisition.  Gross operating margin attributable to Enterprise’s ownership in the Seaway pipeline increased $23 million in the first quarter of 2015 compared to the same quarter in 2014 primarily due to revenues from the new Seaway Loop pipeline, which began commercial service in December 2014.

Petrochemical & Refined Products Services – Gross operating margin for the Petrochemical & Refined Products Services segment increased 34 percent, or $44 million, to $175 million for the first quarter of 2015 compared to the first quarter of 2014.  Total refined products and petrochemical transportation volumes for this business increased 14 percent to 803 MBPD for the first quarter of 2015 compared to 703 MBPD for the first quarter of 2014.

Enterprise’s refined products pipelines and related services business reported a $44 million increase in gross operating margin to $86 million for the first quarter of 2015 compared to the first quarter of 2014.  The TE Products Pipeline system and related terminals reported a $26 million increase in gross operating margin for the first quarter of 2015 compared to the first quarter of last year due to lower operating expenses and higher revenues.  Gross operating margin for the first quarter of 2015 includes an aggregate contribution of $13 million from refined products terminaling services provided at our Beaumont Marine West Terminal and Houston Ship Channel Terminal, which were part of the Oiltanking acquisition.  In addition, our Beaumont refined products export terminal, which we reactivated in May 2014, contributed $6 million of gross operating margin for the first quarter of 2015.

The partnership’s propylene business reported gross operating margin of $64 million for the first quarter of 2015 compared to $49 million for the first quarter of 2014 primarily due to higher sales margins and volumes.  Propylene fractionation volumes were 74 MBPD for the first quarter of 2015 compared to 73 MBPD for the first quarter of 2014.

Enterprise’s butane isomerization business reported gross operating margin of $7 million in the first quarter of 2015 compared to $22 million in the first quarter of 2014.  This decrease in gross operating margin was primarily due to lower by-products sales revenue attributable to lower energy commodity prices and lower isomerization volumes.  Butane isomerization volumes were 62 MBPD for the first quarter of 2015 compared to 80 MBPD for the first quarter of 2014.

Offshore Pipelines & Services – Gross operating margin for the Offshore Pipelines & Services segment was $46 million for the first quarter of 2015 compared to $39 million for the same quarter of 2014.

Gross operating margin from Enterprise’s offshore crude oil pipeline business was $34 million for the first quarter of 2015 compared to $26 million for the first quarter of 2014.  The SEKCO Oil Pipeline, which began operations in July 2014, reported $9 million of gross operating margin for the first quarter of 2015.  Total offshore crude oil pipeline volumes increased to 340 MBPD in the first quarter of 2015 compared to 335 MBPD for the first quarter of 2014.

Non-GAAP Financial Measure. We evaluate segment performance based on the non-generally accepted accounting principle (“non-GAAP”) financial measure of gross operating margin.  Gross operating margin (either in total or by individual segment) is an important performance measure of the core profitability of our operations.  This measure forms the basis of our internal financial reporting and is used by our executive management in deciding how to allocate capital resources among business segments.  We believe that investors benefit from having access to the same financial measures that our management uses in evaluating segment results.  The GAAP financial measure most directly comparable to total segment gross operating margin is operating income.

The following table presents a reconciliation of total segment gross operating margin to operating income for the periods indicated (dollars in millions):

Enterprise Products Partners L.P.
Gross Operating Margin – UNAUDITED
($ in millions)
	For the Three Months Ended March 31,
	2015	2014
Total gross operating margin (non-GAAP)	$1,334.4	$1,329.8
Adjustments to reconcile non-GAAP gross operating margin to GAAP operating income:
Subtract depreciation, amortization and accretion expense amounts not reflected in gross operating margin	(345.3)	(301.4)
Subtract impairment charges not reflected in gross operating margin	(33.3)	(8.8)
Add net gains attributable to asset sales and insurance recoveries not reflected in gross operating margin	0.1	89.6
Subtract non-refundable deferred revenues attributable to shipper make-up rights on new pipeline projects reflected in gross operating margin	(30.7)	(23.3)
Add subsequent recognition of deferred revenues attributable to make-up rights not reflected in gross operating margin	20.1	--
Subtract general and administrative costs not reflected in gross operating margin	(49.3)	(53.2)
Operating income (GAAP)	$896.0	$1,032.7

In total, gross operating margin represents operating income exclusive of (1) depreciation, amortization and accretion expenses, (2) impairment charges, (3) gains and losses attributable to asset sales and insurance recoveries and (4) general and administrative costs.  In addition, gross operating margin includes equity in income of unconsolidated affiliates and non-refundable deferred transportation revenues relating to the make-up rights of committed shippers associated with certain pipelines. Gross operating margin by segment is calculated by subtracting segment operating costs and expenses (net of the adjustments noted above) from segment revenues, with both segment totals before the elimination of intercompany transactions.  In accordance with GAAP, intercompany accounts and transactions are eliminated in consolidation.  Gross operating margin is exclusive of other income and expense transactions, income taxes, the cumulative effect of changes in accounting principles and extraordinary charges.  Gross operating margin is presented on a 100 percent basis before any allocation of earnings to noncontrolling interests.

Significant Recent Developments

Increase in NGL Loading Capacity at our Houston Ship Channel LPG Export Terminal.  In September 2013, we announced an expansion project at our Houston Ship Channel LPG export terminal that would increase our ability to load cargoes from 7.5 million barrels (“MMBbls”) per month to approximately 9.0 MMBbls per month.  This project was completed in April 2015.

In January 2014, we announced a further expansion of this export terminal that is expected to increase our loading capability from approximately 9.0 MMBbls per month to in excess of 16.0 MMBbls per month by the end of 2015. We expect our maximum loading capacity at this terminal to be approximately 27,000 barrels per hour once this expansion project is completed. Our expansion projects at this terminal are supported by long-term LPG sales  agreements with exporters.

Formation of Panola Pipeline Joint Venture.  In February 2015, we formed a joint venture involving our Panola NGL Pipeline with affiliates of Anadarko Petroleum Corporation (“Anadarko”), DCP Midstream Partners, LP (“DCP”) and MarkWest Energy Partners, L.P. (“MarkWest”).   We will continue to serve as operator of the Panola Pipeline and own 55% of the member interests in the joint venture.  Affiliates of Anadarko, DCP and MarkWest will own the remaining 45% member interests, with each holding a 15% interest.

The Panola Pipeline transports mixed NGLs from points near Carthage, Texas to Mont Belvieu, Texas and supports the Haynesville and Cotton Valley oil and gas production areas.  In January 2015, we announced an expansion project involving the Panola Pipeline consisting of the installation of 60 miles of new pipeline, as well as pumps and other related equipment designed to increase the system’s throughput capacity by 50 MBPD to approximately 100 MBPD.   The incremental capacity is expected to be available in the first quarter of 2016.

Completion of Step 2 of Oiltanking Acquisition. As a second step of the Oiltanking acquisition (separately negotiated by the conflicts committee of Oiltanking’s general partner on behalf of Oiltanking), we entered into an Agreement and Plan of Merger (the “merger agreement”) with Oiltanking in November 2014 that provided for the following:

▪	the merger of a wholly owned subsidiary of Enterprise with and into Oiltanking, with Oiltanking surviving the merger as a wholly owned subsidiary of Enterprise; and

▪
all outstanding common units of Oiltanking at the effective time of the merger held by Oiltanking’s public unitholders (which consisted of Oiltanking unitholders other than Enterprise and its subsidiaries) to be cancelled and converted into Enterprise common units based on an exchange ratio of 1.30 Enterprise common units for each Oiltanking common unit.

In accordance with the merger agreement and Oiltanking’s partnership agreement, the merger was submitted to a vote of Oiltanking’s common unitholders, with the required majority of unitholders (including Enterprise’s ownership interests) voting to approve the merger on February 13, 2015.  Upon approval of the merger, a total of 36,827,517 Enterprise common units were issued to Oiltanking’s former public unitholders (i.e., the noncontrolling ownership interests in Oiltanking).  With the completion of Step 2, total consideration we paid for Oiltanking was approximately $5.9 billion.

On February 23, 2015, we received a Civil Investigative Demand and a related Subpoena Duces Tecum from the Federal Trade Commission (“FTC”) requesting specified information relating to the Oiltanking acquisition and Enterprise’s operations. On April 13, 2015, we received a Civil Investigative Demand issued by the Attorney General of the State of Texas requesting copies of the same information and any correspondence with the FTC.  We are in the process of complying with the requests and are cooperating with the investigations.  Based on the limited information that we have at this time, we are unable to predict the outcome of the investigations.

Item 9.01.  Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit No.	Description
99.1	Enterprise Products Partners L.P. earnings press release dated April 30, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENTERPRISE PRODUCTS PARTNERS L.P.
By: Enterprise Products Holdings LLC, its General Partner

Date: April 30, 2015	By:	/s/ Michael J. Knesek
	Name:	Michael J. Knesek
	Title:	Senior Vice President, Controller and Principal Accounting Officer of Enterprise Products Holdings LLC

Exhibit Index

Exhibit No.	Description
99.1	Enterprise Products Partners L.P. earnings press release dated April 30, 2015.